SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to section 240.14a-12

THE FEMALE HEALTH COMPANY

(Name of Registrant as Specified in Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Forward-Looking Statements

This filing contains forward-looking statements, including those regarding the proposed merger transaction between The Female Health Company (“FHC”) and Aspen Park Pharmaceuticals, Inc. (“APP”) and the integration of our two businesses. These statements are subject to known and unknown risks, uncertainties and assumptions, and if any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our actual results could differ materially from those expressed or implied by such statements. These risks and uncertainties include but are not limited to: the risk that the proposed transaction may not be completed in a timely manner or at all; the satisfaction of conditions to completing the transaction, including the ability to secure approval by FHC’s shareholders; risks that the proposed transaction could disrupt current plans and operations; costs, fees and expenses related to the proposed transaction; risks related to the development of APP’s product portfolio, including regulatory approvals and time to market; the risk that, even if it is completed, we may not realize the expected benefits from the transaction; and other risks described in FHC’s filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended September 30, 2015 and our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2015 and March 31, 2016. These documents are available on the “SEC Filings” section of our website at http://fhcinvestor.com. All forward-looking statements are based on information available to us as of the date hereof, and FHC does not assume any obligation and does not intend to update any forward-looking statements, except as required by law.

Additional Information about the Proposed Transaction and Where You Can Find It

FHC plans to file a proxy statement with the SEC relating to a solicitation of proxies from its shareholders in connection with a special meeting of shareholders of FHC to be held for the purpose of voting on matters relating to the proposed transaction. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, FHC SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

The proxy statement and other relevant materials, and any other documents filed by FHC with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, shareholders of FHC may obtain free copies of the documents filed with the SEC by contacting FHC’s Chief Financial Officer at (312) 595-9123, or by writing to Chief Financial Officer, The Female Health Company, 515 North State Street, Suite 2225, Chicago, Illinois 60654.

Interests of Certain Participants in the Solicitation

FHC and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of FHC in favor of the proposed transaction. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Edited Transcript of Investor Presentation

Company Name: The Female Health Company (FHCO)

Event: Drexel Hamilton Micro-Cap Investor Forum

Date: May 12, 2016

On May 12, 2016, Mitch Steiner, M.D., Chief Executive Officer of Aspen Park Pharmaceuticals, Inc. made a presentation at the Drexel Hamilton Micro-Cap Investor Forum regarding the proposed transaction with The Female Health Company.

All right. Thanks for joining us. This is the last presentation of the day. It will be followed by cocktails down on the second floor. So once again, it’s Greg Mesniaeff, thank you for coming out and supporting Drexel Hamilton and companies like Female Health Company, Mitch?

<<Mitch Steiner, M.D., Chief Executive Officer of Aspen Park Pharmaceuticals, Inc.>>

Thank you. Thanks for being here and I’m going to take you through the proposed merger of Aspen Park Pharmaceuticals and The Female Health Company. So what I’d like you to do is think about the presentation from the standpoint that if you were going to view this company, where do you think the value is going to be when you put one plus one equals five together. So first I would just tell you that the idea here is, first forward looking statements and I refer you to all of the filing that will be taking place including the filing with the SEC for The Female Health Company.

So here is what it looks like. So, two companies got together. One company, a women’s health company that has a single product called FC2, which is the only FDA approved female condom in the United States. This is a company that has about anywhere between $24 million and $33 million in revenue annually, almost all of it in the public sector. This company has been profitable since 2006, and continues to just kind of plug along.

And the question is how do you take a company like that provide growth for the shareholders and income to Aspen Park Pharmaceuticals. Aspen Park Pharmaceuticals is a privately held company. The company has a series of men’s health and women’s health products, including an oncology product. And even though it’s a pharmaceutical company, the company really is focused on products with a low risk, low cost high reward.

And the reason that’s important is because the pharmaceutical sector is where you’re going to see the kind of growth that we’d like to see our shareholders enjoy. So, just from a glance, the merged company will have a new name. It will be reincorporated from a Wisconsin company to a Delaware company. The headquarters will be in Miami, and currently the women’s health division, which is The Female Company, will be located in Chicago with offices in London and also the manufacturing plant in Malaysia.

That’s important because it turns out the office in London houses $62 million worth of NOL, almost $26 million of NOLs in the U.S. and the manufacturing plant as I said is in Malaysia, and it can make 100 million units and can scale up to 200 million units.

Now the ownership will be 45% Aspen Park, the privately held company, with 55% The Female Health Company, and we signed a definitive agreement in the beginning of April. The proxy will be out we hope in the next couple of weeks or so and the expectation is to have the deal done in the third quarter.

So what do we have here? Imagine now you have a company that has the ability to really address the need of women’s health and men’s health and have real products that could be grown in these two divisions. If you look back in our landscape, any men’s health company, women’s health company, they don’t stay around too long. They get acquired pretty quickly. And the reason they get acquired quickly, is because in men’s health, for example, you can have the sales force of about 60, and that will cover all these urologists.

In the women’s health, you deal with OB/GYN and that’s also a small universe of physicians compared to primary care. So these are sectors that keep on giving and the disease types they are in are a large market. So for example, in men’s health prostate cancer $6.4 billion, BPH (benign enlargement of the prostate) is $5.2 billion and so on. In women’s health, even breast cancer, ovarian cancer have big markets, the pharmaceutical companies – the pharmaceuticals products where the markets will be.

So the combined portfolio of products will automatically, literally once we close this merger, we will establish the Company as a new leader in men’s and women’s health in oncology. And the concept is that, now you take a single product company that is now facing some headwinds with competition overseas. Mostly, it’s been a public sector product, that’s why some of you may have not heard of the female condom in the U.S., and there’s a real opportunity to grow it as a U.S. brand, since the barrier to entry is high; it took The Female Health Company six years and $12 million to get it approved. Some other things have happened along the way, like Obamacare and the private insurance companies have to pay for it. So it is now part of providing free contraception to females and this is the only product that’s over-the-counter that is also covered by prescription.

It has to be implemented. And then the pharmaceutical products, that is deep value opportunistic late-stage development type products, and the leadership will be the leadership of Aspen Park, the leadership in the board will be a combination of Aspen Park and The Female Health Company and the goal is to leave the women’s health company alone in Chicago. Let it keep doing what’s it’s doing, and just augment it with figuring out again the U.S. market and really grow it and take advantage of that. And then the men’s health division which I’ll take you through, you will see there’s a lot going on.

Even though there is a lot going on, you have to understand that what we did, the way the Aspen Park Company was formed two years ago by Harry Fisch and myself (I’m urologist and Harry Fisch is a urologist), the concept was, we didn’t want a biotech company to basically create a promise, an idea, pre-clinical, lots of money, 10 years, 15 years, finally have a product, and you see my gray hair, I don’t want to do that.

I like the mode - now, I ran a public company, GTX, was a private company in 1997 and in 2004 we took it public, Goldman Sachs took it out, and when you look at that company, it is a true biotech company. We started out with nothing. We made all these 2,000 molecules and you move them though all the phases, and it costs money. And we have ups and we have downs. Where you don’t have ups and downs is when you have revenues. When you have revenue, you can tie to EPS, okay. So, revenue is security. So, the concept of this NewCo is that now you are going to have a revenue base, an anchor tenant, which is the female condom, and you are going to grow that. But then you are going to go after low risk, high reward, low cost type products and that’s what I’m going to tell you a little bit about.

So, the company is going to look this way, I know it’s kind of small - it’s a real men’s health, women’s health company. Lots of products, products in drugs, products in consumer health, but not all of them are moving. Harry Fisch and I two years ago raised money and the money we raised was to come up with some very innovative approaches to products that are already on the marketplace that can be retooled, referenced and abbreviated from a standpoint of moving through the FDA.

I’m going to give you an example of one in a moment. And the one I’m going to give you an example is the one that we’re going focus entirely on, to get that over the finish line, and we’re looking to file an NDA at the beginning of next year. So, I’m not telling you five years now, three years now. I’ll tell you the story so you can say “I get it.” So this is tomorrow, but basically I’ll tell you the products and then I’m going to take you through two examples of products.

The first product is a product for enlargement in the prostate. This is a true extreme, what they call 505(b)(2), meaning you can reference material, published material, you can reference all the information on that product, that used somebody’s else’s money, somebody’s else time, you can leverage that. And then, what you do, you just add that incremental additional value, that gets you into a large market and you control that whole market. You will see as an example.

So, a BPH product and male infertility product and a hot flash product for men on hormone therapy with prostate cancer who get castrated. Now, when a man gets castrated, like with menopause they got hot flashes. So the problem is that castration is not like women going through menopause. Most women in menopause have an ovary, sometimes it makes estrogen sometimes it doesn’t. But these fully castrated male, there is no estrogen around and they have hot flashes that are persistent to the point where some want to give up their cancer medicine. So we have a drug that’s an oral estrogen, but it’s a nonsteroidal estrogen, so it’s a mimic. But this particular drug, the component of the drug has been out there for 40 years.

So think of it this way, Prilosec, it’s really two medicines, they pull one out and make Nexium. They take two isomers and they take one out of it and made Allegra. There are many examples. This one, we take something called Chlorophene, we take this piece of it, and we have this thing called APP-944 where we can reference all of that material. Then we have a novel agent that can take more time, it’s going to take money, but that’s deep in the pipeline and in that case, that’s going after prostate cancer which is a hot area. And if we can show any activity in these 36 patients, we’ll see what we call enterprise value. Our intention is not to pay for it all the way through that, it’s too expensive. But, boy if we can get good human data, which is currency, then we’d be able to form a partnership that would [indecipherable] cancer. So what I’d like to do is just take you through a really good example, which is the lead product for BPH. So the most common prescribed product for BPH is Flomax. And before I tell you about Flomax let me tell you this so we’re all on the same page, when a prostate gets enlarged, it’s gets enlarged – when a prostate becomes a problem, it’s for two reasons. One, either the prostate grows to big and it constricts the urinary channel or what happens is the prostate is like a blood vessel and smooth muscle and it squeezes, and it constricts that urinary tract.

If you give somebody a medicine that gets rids of the prostate, then it stays open. You can [indecipherable] those, there is no big deal, but it has a lot of side effects, people don’t like that. If you give them an alpha-blocker, sounds like the blood pressure medicines. Well, if you give it in a slow release then what it does, it doesn’t target blood pressure to drop, it makes the prostate relax, and empties out the urine. So, alpha blocker is the most common, $4.1 billion market, even genericized. So that tells you the market, but then, and they skip a dose or two, like a blood pressure medicine, prostate can squeeze right back down. So this particularly worries them in elderly men that cannot take tablets, for example. And so, what we have developed is a formulation - and we didn’t do that, we outsourced, we got that through another company, that we just had the nose to bring it in - a Flomax that has the ability to be a powder. And why is it a powder? Powder doesn’t sound exiting to me, until I figured out why it was exciting. Why is it exciting?

Well it turns out, if you take the capsule and you open it up and you eat, it gets absorbed so quickly, you get a big peak of the drug and you pass out. Okay. You crush it, the same thing happens. So it says on the label, don’t open chew and crush it, and the reason for that is, your body absorbs it too quickly and that’s more of the blood pressure medicine. So, this company that we bought this medicine from found a way to make basically a bunch of little pellets that will release the blood pressure medicine in a slow fashion, and it’s a powder. So it’s different, it’s a new formulation, it’s not a generic, it will be in a what looks like a sachet, and it will have its own MDC code, which means have its own code and you can price it differently and it will be in a compendium differently, it’s a new formulation taking care of the problem. What’s the problem?

The problem is, it turns out in nursing homes 15% of men - excuse me, outside of nursing homes, 15% men can’t swallow tablets or pills. In the nursing home, it’s 60%. So the first thing is that I get it, there is a market, there is a generics market, you know you get 60% of a small number, it’s a small number. How do you give me confidence that this is a big market? And you won’t see these numbers, so I’ll tell you what the numbers say.

First of all, I told you that the whole market, the alpha blockers is $4.1 billion, okay. And for Tamsulosin, which is Flomax, the generic version of Flomax, it’s $3.5 billion, of which 85% of the market is in that pill. So, if I told you the generic market is a $10 million market, you say oh, my god, you know that’s not exciting. But if we start with $1 billion, then that’s a different market. In fact, what that’s telling you is, if you look in long-term care, it’s up, it’s 13% of the market.

So think about that for a moment. Long-term care is nursing homes, so in nursing homes you can take all the men over 60, this number. How many people in nursing homes, maybe this much. They are contributing 13% of the whole market, and that’s where we need to be focused in. And if these numbers are right, that means for every 1% of the market share you are sitting at $35 million in revenue. So, we said, okay, I get it, big market, you don’t need a sales force. It’s the kind of medicine that you can have the pharmacist ask Mr. Smith whether he can swallow the tablet or not, so it’s a pharmacy switch. Can you get 1%, can you get 2%, can you get 5%? If you get 5% then you are basically, it’s about $150 million, $200 million. I just told you that female condom generates $30 million and this one, 3% or 5%, you dwarf that.

So then the next question, how much is the cost to do this and second question is how quickly can you get it done. So, this is showing you the timeline 2015 to 2018. The drug product we’re talking about now, the actual formulation is to be in scale in May and then all you have to do is one bioequivalence study with the FDA. You take 24 healthy volunteers, roughly, and you feed half of them the Flomax like it comes out of the bottle and the other half you feed the powder. All the FDA cares about is the same distribution in the blood, it looks the same. So, if you close your eyes, you don’t know whether the patient got a pill or a powder, it looks the same in the blood. And if you do that, then you are equivalent. If you are equivalent then you can reference all of the efficacy, all of the safety and just file, you are ready to go. So we would be filing in the first quarter of 2017, that’s how quick this could be.

And, I’ll tell you the money in a moment, and ten months later you are launching this thing. So when we talk about pharmaceutical products and people thinking, oh my god, you’ve throwing lots of money in, lots of time, lots of effort, lots of risk, we don’t do anything with efficacy or safety. That whole body of literature we can pull. And then all we’re doing here is a drug formulation that will match the capsule and then has a niche, that’s big enough as we’re - this kind of the market. So how much would something like that cost? And the answer, it will take you to Slide 30.

Well, this is showing you the cost. So, for BPH $4.6 million is the total cost, of which the bioequivalency study is $2.8 million, you file your NDA it’s $1.8 million. So you are looking at $4.6 million and you’ve got a product that you have filed your NDA. That doesn’t sound like biotech. Biotech is typically, you’ve got $20 million to $30 million you are burning a year.

Now that would be one that we would want to move right away. Even though we have these other assets which I’m not going to go through, it doesn’t make sense to just move them all at once. It makes more sense to get a win and get an early win. Now, there is another product, that we would move, because in addition to having a situation where we have a real product with real revenue, the other thing that the company can get in the pharmaceutical space is, if people really believe your human data you get what’s called enterprise value. So, you know you have this much money in your bank, you company can do work like this. All you have to just pick up your newspaper and look at all the pharmaceutical companies, that some of them have no revenue and they’re worth billions of dollars. How does that happen?

It happens because there’s human data that’s provided a promise that something is going to happen. But that’s only good, it doesn’t cost a lot of money to get to that. So, for example this product is called APP-111, it’s a new chemical entity. I gave you an extreme example of a drug, it’s already out there, we’ve retooled it, niche market, you get it. This one is a new chemical entity and the way this one works, is that it works like the IV chemotherapy, it’s like taxane, which is used in prostate cancer, and it works, okay. But it’s not IV, it’s oral. So it turns out the world has moved on this and people would rather have an oral cancer agent they can take at home than to be in a situation where they are siting with an IV, four hours, five hours in a chair, three times a week, away from home when these people are dying or trying to fight the disease. The world has changed, and we are converting cancer from an acute disease to a chronic disease and having an oral therapy gets us there.

So there are other features of this drug that make it special, which I’ll tell you the moment. But we’re thinking, we know that IV taxanes are incredibly active in prostate cancer. And this particular drug could go in there as third line in patients that are on hormone therapy and could be an oral drug that the urologist can give. What happens in urology now, somebody comes with a prostate cancer, they’re castrated, they get a couple of other hormone therapies by mouth, they fail, then the urologist has to look at the patient and say “I’m sending you to the medical oncologist.” They don’t like that, because that means something’s not right. If they can stay with the urologist, that would be great. Okay, so that’s the thinking behind. It’s a big market, $5 billion market. So this particular product has been through 8 years of work. It’s been through $15 million in investment and we know a lot about it. It does exactly what I’ve told you, bioequivalent, it can be taken orally, it doesn’t have drug-drug interaction. It’s really a drug, it’s a nice drug.

28 peer-reviewed articles, 21 patents, including one issued in the U.S., and the idea is to take that one forward. You’ve got to be careful. The reason you’ve got to be careful is because you want to be able to have early signals and not spend a lot of money to get to those early signals, so you can begin thinking about partnering with large pharmaceutical companies that have the resources. So here’s the idea. We have – it’ll cost about $1.2 million, so note, with $4.6 million before, $1.2 million to get us through the last animal study and to make some of that drug and to be ready to start putting it into man. It’s a cancer product. You can’t put it in health bodies here. You have put it into patients that have the disease. So we will have the patients that have been treated for prostate cancer and their PSA keeps going up. You can measure PSA, it keeps going up and that’s a patient who we would treat.

So even though we’re getting safety information - it’s about 54 patients with both studies - even though we’re getting safety information, we’ll be getting efficacy information at the same time. We’ll have signals when PSA will come down. Well, Kruger Pharmaceutical which has a drug called ZYTIGA that was bought by J&J for about $1 billion. They only got to between Phase II and Phase III. Medivation, which is the company you’ve been hearing a lot in the news, that had a drug called XTANDI. They were in Phase II, this phase right here, they did a 50-50 deal with Medivation and right after the drug got approved - all the risk was taken out, Medivation paid it all - the market cap was about $5 billion to $6 billion, now they are about almost $9 billion and this is in five years, and Pfizer, Amgen, and Sanofi at least publicly are trying to take them over as we speak, 50-50 deal.

So the point is, this is where the value creation can be, because for us to think for a moment we have to raise hundreds of millions of dollars to take this to the end, it’s a bad model. It’s a bad model. And what’s nice about taxanes is there’s so many different cancers responding, breast cancer, ovarian cancer which is very consistent with big pharmaceuticals in women’s health. So that gives you a flavor of that from a standpoint of the two pharmaceuticals we’ve moved. Don’t have to worry about the rest of them, they’re assets, we’re not doing anything with them right now.